June 27, 1997


Board of Directors
Zing Technologies, Inc.
115 Stevens Avenue
Valhalla, New York 10595

Pursuant to your request, this letter provides our opinion concerning certain of the Federal income tax consequences of the proposed distribution of all of the Transition Analysis Component Technology, Inc. ("the Company") common stock held by Zing Technologies, Inc. ("Zing") to the stockholders of Zing (the "Distribution").

In rendering this opinion, we have relied upon: the Statement of Facts and Representations and financial and employee information provided by the managements of Zing and TACTech dated June 26, 1997; and Form SB-1 for the Company filed with the United States Securities And Exchange Commission ("SEC") on June 26, 1997 (collectively, the "Documents").

You have advised us that the facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the proposed transaction. We have made no independent determination regarding such facts and circumstances and, therefore, have relied upon the Documents for purposes of this letter. Any changes to the Documents may effect the conclusions stated herein, perhaps in an adverse manner.

We consent to the reference to our firm and to the use of this opinion in the Registration Statement (Form SB-1 No. 333-20709) and related Prospectus of the Company for the registration of 498,447 shares of its common stock.

                         FEDERAL INCOME TAX CONSEQUENCES

Based solely on the facts presented in the Documents, it is our opinion that more likely than not, the following Federal income tax consequences will result from the Distribution:

(1) A Zing stockholder should not recognize any taxable income, gain or loss as a result of the receipt of Company stock in the Distribution.

(2) Following the Distribution, a Zing stockholder should apportion the tax basis of such stockholder's shares of Zing stock between such Zing stock and the Company stock received in the Distribution in proportion to the relative fair market values of such Zing stock and Company stock on the Distribution Date.

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(3)  A Zing  stockholder's  holding period for the Company stock received in the
     Distribution should include the period during which such stockholder held the Zing stock with respect to which the Company stock was received, provided that such Zing stock is held as a capital asset by such stockholder as of the time of the Distribution.

(4) No income, gain or loss should be recognized by Zing as a result of the Distribution.

                                SCOPE OF OPINION

The scope of this opinion is expressly limited solely to the Federal income tax issues specifically addressed in (1) through (4) in the section entitled "FEDERAL INCOME TAX CONSEQUENCES", above. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382 of the Code, on the availability of net operating loss carryovers, if any, after the Distribution, the application (if any) of the alternative minimum tax to the transaction, or on any consolidated return or employee benefit issues which may arise as a result of the transaction.
Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state, or local tax consequences to the parties to the transaction.

Our opinion, as stated above, is based upon our analysis of the Code, the Regulations, current case law, and published Internal Revenue Service ("IRS") authorities in effect as of the date of this letter. The foregoing are subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our opinion. In addition, our opinion is based on the information contained in the Documents. Any variation or differences in the Documents may affect our opinion, perhaps in an adverse manner. We have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date thereof.

This letter is an opinion of our firm as to the interpretation of existing law, and as such, is not binding on the IRS or the courts.

                                        Very truly yours,



                                        Ernst & Young LLP

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